Exhibit 10.1

AMENDMENT NO. 1 TO THE
LOWE'S COMPANIES, INC.
EMPLOYEE STOCK PURCHASE PLAN -
STOCK OPTIONS FOR EVERYONE

This Amendment No. 1 is made as of the 10th day of September, 2004, by Lowe's Companies, Inc., a corporation duly organized and existing under the laws of the State of North Carolina (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lowe's Companies Employee Stock Purchase Plan - Stock Options for Everyone (the "Plan").

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan as a tax-qualified stock plan under Section 423(b); and

WHEREAS, certain amendments and changes to the Plan were reviewed by the Committee, as Administrator of the Plan, and recommended to the Board; and

WHEREAS, the Board desires, pursuant to that authority granted under Article XIII of the Plan, to amend the Plan, effective as of September 10, 2004 (the "Effective Date"), so as to (i) eliminate certain contingencies in the pricing of the Common Stock subject to the Options granted under the Plan, and (ii) provide for the Date of Grant for any Options granted under the Plan to coincide with the date of exercise for such Options.

NOW, THEREFORE, the Plan is hereby amended, effective as of the Effective Date, as follows:

1. Section 1.11 is hereby deleted in its entirety and the following is substituted therefore:

"1.11    Date of Exercise.

Date of Exercise shall be concurrent with the applicable Date of Grant."

2. Section 1.12 is hereby deleted in its entirety and the following is substituted therefore:

"1.12    Date of Grant.

Date of Grant means each (a) November 30 next following the June 1 beginning of each Offering Period, and (b) May 31 next following the December 1 beginning of each Offering Period."

3. Section 1.20 is hereby deleted in its entirety and the following is substituted therefore:

"1.20    Offering Period.

Offering Period means each six-month period during the term of the Plan (i) beginning on June 1 and ending on November 30, and (ii) beginning on December 1 and ending on May 31."

4. Article IV - Eligibility is hereby deleted in its entirety and the following is substituted therefore:

"ARTICLE IV - ELIGIBILITY

Each person who is or will be an Eligible Employee as of the first day of each Offering Period may elect to participate in the Plan by completing an Enrollment Form in accordance with Section 5.01 and returning it to the Administrator on or before the Election Date."

5. Section 6.02 is hereby deleted in its entirety and the following is substituted therefore:

"6.02 Option Price.
The price per share for Common Stock purchased on the exercise of any Option granted on or before November 30, 2004 shall be the lesser of (i) eighty-five percent of the Fair Market value on the first day of the Offering Period or (ii) eighty-five percent of the Fair Market Value on the Date of Exercise. The price per share for Common Stock purchased on the exercise of any Option granted after November 30, 2004 shall be eighty-five percent of the Fair Market Value on the Date of Exercise."

6. Section 7.01 is hereby deleted in its entirety and the following is substituted therefore:

"7.01 Automatic Exercise.

Subject to the provisions of Articles VIII, IX, and XI, each Option shall be exercised automatically as of the Date of Grant for the number of whole shares of Common Stock that may be purchased at the option price for that Option with the balance credited to the Participant's account."

7. Section 7.02(a)(i) shall be amended to read as follows:

"(i) the Date of Exercise for all outstanding Options shall be the Control Change Date (in which case the option price per share shall be the Fair Market Value on the Control Change Date)."

8. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment No. 1.